PRESS RELEASE

Date:	April 24, 2009

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	David W. Heeter
(765) 747-2880

MutualFirst Financial Holds Annual Meeting

Muncie, Indiana – April 24, 2009 – MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company for MutualBank, held its tenth annual meeting of stockholders at the Bank’s headquarters on April 22, 2009.  It was the 119th annual meeting for MutualBank.

The company acted on two items of business during the annual meeting.  They re-elected four members of the Board of Directors.  The shareholders approved the proposal on an advisory (nonbinding) resolution to approve our executive compensation as disclosed in the Proxy Statement. The Directors re-elected for three year terms were Patrick C. Botts, William V. Hughes, Jerry D. McVicker, and James D. Rosema.

President and CEO David W. Heeter reported to shareholders that the operating environment in 2008 presented many challenges.  Heeter commented: “We are so appreciative of the confidence our customers have in MutualBank.  The acquisition of MFB gave us an opportunity to expand our franchise significantly, and increase the breadth of services we offer.”

MutualFirst’s wholly owned subsidiary, MutualBank, ended 2008 with assets of $1.4  billion, up significantly from $961 million in 2007.

The following Directors were elected:
Mr. Patrick C. Botts has served on the Board since 2003.  He is the Executive Vice President of the Company and President and Chief Operating Officer of the Bank since November 2003.  Prior to that appointment, he had served as the Executive Vice President and Chief Operating Officer of the Bank since April 2002.  From 2001 to 2002, he served as Vice President of Human Resources, Marketing and Administration of the Bank.  Prior to 2001, he served as Vice President of Retail Lending for the Bank and has been employed by the Bank since 1986.

Mr. William V. Hughes has served on the Board since 1999.  He is a partner in the law firm of Beasley & Gilkison, LLP, Muncie, Indiana, since 1977, which serves as general counsel to the Bank.  Prior to 1999, he was an Advisory Director to the Bank from January 1995 to April 1999.

Mr. Jerry D. McVicker has served on the Board since 2000.  He is a retired Administrator for Marion Community Schools, where he had served since 1996.  Mr. McVicker served as a director of Marion Capital Holdings, Inc., which merged with the Company in December 2000.

Mr. James D. Rosema has served on the Board since 1998.  He is President of Rosema Corporation since 1972, an interior finishing company located in Muncie and Fort Wayne, Indiana.

 MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Press Release